Exhibit 99.1

Berry Corporation Announces Successful Completion of Refinancing Transactions, Extending Debt Maturities

Dallas, TX, December 26, 2024 (GLOBE NEWSWIRE)—Berry Corporation (bry) (NASDAQ: BRY) (“Berry” or the “Company”) announced the closing of a comprehensive refinancing of its existing indebtedness on December 24, 2024 (the “Transactions”), providing the Company with capital and liquidity to continue progressing Berry’s corporate strategy:

•	Ensuring capital and liquidity to execute on the Company’s development plans including unlocking the significant upside potential in Utah to drive long-term shareholder value

•	Extending the Company’s debt maturities enables Berry to execute on strategic growth opportunities that provide scale and geographic diversification

•	Sustaining production at current levels while utilizing cash flow for capital expenditures, dividend payments and debt reduction

“With our refinancing complete, Berry is well positioned with the financial resources to advance our strategic goals and achieve long-term growth. Looking to 2025, we are ready to execute on value enhancing opportunities in both California and the Uinta Basin, where we believe there is potential to drive substantial long-term shareholder value,” said Fernando Araujo, Berry’s Chief Executive Officer.

Mike Helm, Berry’s Chief Financial Officer, commented, “By successfully addressing our near-term debt maturities, we have the financial flexibility to focus on our core business and pursue our key priorities for 2025 and beyond. With liquidity of more than $100 million at closing, we remain committed to a disciplined capital allocation strategy and generating free cash flow that will balance delivering sustainable shareholder returns with pursuing our highest capital return opportunities.”

Valor Upstream Credit Partners, L.P., which is managed by Breakwall Capital LP in partnership with Vitol, is the lender on the Senior Secured Term Loan Credit Agreement, dated as of November 6, 2024 (as amended, supplemented or otherwise modified, the “Term Loan Credit Agreement”) entered into by, among others, the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors and Breakwall Credit Management LLC, as administrative agent. TCBI Securities, Inc., doing business as Texas Capital Securities, served as capital structure advisor to Berry and sole arranger of the Senior Secured Revolving Credit Agreement, dated as of December 24, 2024 (as amended, supplemented or otherwise modified, the “Senior Secured Revolving Credit Agreement”), entered into by, among others, the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors, and Texas Capital Bank, as lender and administrative agent.

As part of the Transactions, the Company borrowed $450 million under the Term Loan Credit Agreement. Proceeds therefrom will be used to fund the full redemption of the outstanding 7.000% Senior Notes due 2026 (the “2026 Notes”) of Berry Petroleum Company, LLC, the Company’s wholly-owned subsidiary and to pay fees and expenses relating thereto and with the remaining proceeds to be used to fund capital expenditures and for other general corporate purposes in accordance with the terms of our indebtedness. This press release does not constitute a notice of redemption of the 2026 Notes. The redemption of the 2026 Notes is expected to occur on December 26, 2024.

The Company has also entered into a three-year reserve-based revolving loan under the Senior Secured Revolving Credit Agreement with Texas Capital Bank as administrative agent, and a syndicate of banks providing for borrowing availability equal to the lesser of (i) the maximum commitments of $500 million, (ii) the then effective borrowing base and (iii) the elected commitment amount. On the closing date, the borrowing base is $95 million and the elected commitments are $63 million, which would result in a $63 million of borrowing availability under the Senior Secured Revolving Credit Agreement until the next scheduled redetermination of the borrowing base, which is scheduled to occur in the Spring of 2025. The Term Loan Credit Agreement will have a delayed draw term loan commitment that, when aggregated with the available commitments under the Senior Secured Revolving Credit Agreement, will provide up to $95 million of borrowing availability for working capital and other general corporate purposes.

About Berry Corporation (bry)

Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived oil and gas reserves. We operate in two business segments: (i) exploration and production (“E&P”) and (ii) well servicing and abandonment. Our E&P assets are located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Our California assets are in the San Joaquin basin (100% oil), while our Utah assets are in the Uinta basin (60% oil and 40% gas). We operate our well servicing and abandonment segment in California.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding the Transactions, the full redemption of the 2026 Notes and the borrowing availability under the Senior Secured Revolving Credit Agreement. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), including general market conditions and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations. For additional information regarding known material risks, uncertainties and other factors that can affect future results, please see our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact: Berry Corporation (bry)

Todd Crabtree – Director, Investor Relations

(661) 616-3811

ir@bry.com